Exhibit 23.1
ParenteRandolph
The Power of Ideas
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 6, 2009, relating to the consolidated financial statements and effectiveness of Citizens & Northern Corporation and subsidiaries’ internal controls over financial reporting, included in Form 10-K of Citizens & Northern Corporation and subsidiaries for the year ended December 31, 2008, and to all references to our firm included in the Registration Statement.

Parente Randolph, LLC Parente Randolph, LLC
Williamsport, PA
July 16, 2009